Exhibit 99.1
November 6, 2008

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports third quarter 2008 financial and production volume results
PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter 2008. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry based on production transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Third Quarter Highlights
     Current conditions in the global capital markets are unprecedented as illustrated by U.S. and foreign governments making direct investments and/or loans in many of their respective financial institutions. In the face of these challenging conditions as well as a slowing global economic climate, especially in the U.S., the Company generated third quarter total revenue of approximately $31.0 million compared to approximately $68.0 million in the third quarter of 2007, which represents a decrease of approximately $37.0 million, or 54.4%. The Company reported an operating loss of $0.1 million for the third quarter of 2008 compared to operating income of approximately $13.6 million in the comparable period of 2007, which represents a decrease of approximately $13.7 million, or 100.7%. This decrease in operating income is attributable to the decrease in production volumes and related revenue from the prior year’s quarter in several of the Company’s capital markets services platforms. Partially offsetting this decrease in revenue of approximately $37.0 million is a reduction in total operating expenses of approximately $23.3 million in the third quarter 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $19.2 million, which is primarily due to the decrease in

HFF, Inc. reports third quarter 2008 financial and production volume results commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other expenses (including depreciation and amortization) of approximately $4.1 million, which is primarily related to a reduction in other performance based accruals.
     The Company reported net income for the third quarter 2008 of approximately $0.3 million compared with net income of approximately $4.0 million for the same period in 2007 (after an adjustment to the third quarter 2008’s results of approximately $1.3 million to reflect the impact of the minority ownership interest of HFF Holdings, LLC (Holdings) in the Operating Partnerships versus an adjustment to the comparable prior year three months’ results of $8.8 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships). Earnings per diluted share were approximately $0.02 in the third quarter of 2008 compared to approximately $0.24 in the third quarter of 2007.
     EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter 2008 was approximately $3.1 million, a decrease of approximately $13.6 million or 81.2% compared to approximately $16.8 during the same period last year. This decrease is primarily attributable to the decrease in our operating income as discussed above.
Nine Month Results
     The Company reported revenues of approximately $106.8 million for the nine months ended September 30, 2008, which represents a decrease of approximately $96.6 million, or 47.5%, compared to the same period last year. Operating income was approximately $1.8 million compared to approximately $40.7 million for the nine months ended September 30, 2007, representing a decrease of approximately $38.9 million, or 95.6%. This decrease in operating income is attributable to the decrease in production volumes and related revenue from the prior year in several of the Company’s capital markets services platforms. Offsetting this decrease in revenue of approximately $96.6 million is a reduction in total operating expenses of approximately $57.7 million during the first nine months of 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $47.5 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other

HFF, Inc. reports third quarter 2008 financial and production volume results expenses (including depreciation and amortization) of approximately $10.2 million, which is primarily related to a reduction in other performance based accruals and depreciation and amortization.
     Income tax expense for the nine months ended September 30, 2008 was approximately $4.8 million, compared to approximately $7.8 million of income tax expense for the same period in 2007. This decrease is primarily attributable to lower pre-tax book income, which is partially offset by the effect of changes in the rates used to measure the deferred tax assets. The largest component of the deferred tax assets relates to the tax basis step up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering. The effect of changes in the rates used to measure the deferred tax assets on income tax expense was approximately $4.6 million. This additional tax expense due to the remeasurement of the deferred tax assets resulted in a higher effective tax rate. This tax expense and its impact on net income was partially offset by a decrease of $3.9 million in the payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “income before income taxes and minority interest”). The effect of changes in the rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net decrease to net income of approximately $0.7 million, or an estimated $0.04 per share on a fully diluted basis.
     The Company reported net income of approximately $0.4 million for the nine month period ended September 30, 2008 (after an adjustment to the nine months results of approximately $4.1 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships), compared with net income of approximately $10.4 million (after adjustments to the results for the nine month period ended September 30, 2007 of approximately $24.2 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships following the Company’s offering on January 30, 2007 and approximately $1.9 million to reflect the net income earned prior to the IPO and reorganization) for the same period last year. Net income attributable to Class A common stockholders for the nine month period ended September 30, 2008 was approximately $0.4 million, or approximately $0.03 per diluted share.
     EBITDA was approximately $12.0 million for the nine months ended September 30, 2008, a decrease of approximately $35.7 million or 74.8% compared to $47.7 million in the same period in the prior year.

HFF, Inc. reports third quarter 2008 financial and production volume results

     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), HFF Partnership Holdings, LLC, the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the initial public offering. For a discussion of the adjustments relating to the reorganization transactions and the initial public offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Revenue	$31,034	$68,029	$106,803	$203,360

Operating expenses:
Cost of services	20,014	39,166	69,365	116,854
Operating, administrative and other	10,007	14,270	33,061	42,922
Depreciation and amortization	1,111	993	2,587	2,891

Total expenses	31,132	54,429	105,013	162,667

Operating (loss) / income	(98)	13,600	1,790	40,693

Interest and other income, net	1,849	2,170	3,775	4,086
Interest expense	(4)	(4)	(15)	(404)

Decrease in payable under the tax receivable agreement (2)	282	—	3,862	—

Income before income taxes and minority interest	2,029	15,766	9,412	44,375

Income tax expense	369	2,947	4,833	7,839

Income before minority interest	1,660	12,819	4,579	36,536

Minority interest (3)	1,335	8,808	4,149	24,229

Net income	$325	$4,011	$430	$12,307

Less net income earned prior to IPO and reorganization	—	—	—	(1,893)

Net income available to stockholders	$325	$4,011	$430	$10,414

Earnings per share — basic	$0.02	$0.24	$0.03	$0.72
Earnings per share — diluted	$0.02	$0.24	$0.03	$0.72

EBITDA	$3,144	$16,763	$12,014	$47,670

HFF, Inc. reports third quarter 2008 financial and production volume results

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Third Quarter Production Volume Comments
     The third quarter of 2008 was again impacted by the unprecedented conditions cited above which caused a significant and further deterioration in credit, liquidity and investor confidence in the global capital markets including those related to the U.S. commercial real estate sector. As has been the case in past quarters, these conditions have caused a number of capital sources to cease or significantly curtail their equity investments and/or lending in the U.S. commercial real estate markets which, in turn, has had a significant adverse impact on the Company’s production volume for the third quarter 2008. Production volume for the third quarter totaled approximately $5.0 billion on 167 transactions, compared to third quarter 2007 production volume of approximately $11.9 billion on 301 transactions, which represents a 58.2% decrease in production volume and a 44.5% decrease in the number of transactions. Below is a summary of production volume for each of our platforms:
•	Debt Placement production volume was approximately $3.2 billion in the third quarter of 2008, representing a 42.9% decrease from third quarter 2007 volume of approximately $5.6 billion.
•	Investment Sales production volume was approximately $1.1 billion in the third quarter of 2008, representing a 79.9% decrease from third quarter 2007 volume of approximately $5.5 billion.
•	Structured Finance production volume was approximately $275.8 million in the third quarter of 2008, representing a 48.7% decrease from the third quarter 2007 volume of approximately $537.2 million.
•	Note Sales and Note Sale Advisory Services production volume was approximately $374.3 million for the third quarter 2008, representing an increase of 82.9% from third quarter 2007 volume of approximately $204.6 million.
•	The amount of active private equity discretionary fund transactions at the end of the third quarter 2008 on which HFF Securities has been engaged and may recognize additional future revenue is approximately $1.9 billion compared to approximately $2.2 billion at the end of the third quarter of 2007, representing a 12.3% decrease.

HFF, Inc. reports third quarter 2008 financial and production volume results

•	The principal balance of HFF’s Loan Servicing portfolio increased 11.9% to approximately $24.3 billion at the end of the third quarter 2008 from approximately $21.8 billion at the end of the third quarter 2007.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended September 30,
By Platform	2008		2007
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$3,210,673	122	$5,624,044	217
Investment Sales	1,113,440	25	5,542,309	64
Structured Finance	275,848	15	537,246	19
Note Sales & Note Sale Advisory	374,342	5	204,629	1

Total Transaction Volume	$4,974,303	167	$11,908,228	301

Average Transaction Size	$29,786		$39,562

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,943,000		$2,215,500
Loan Servicing Portfolio Balance	$24,344,099	2,046	$21,763,542	1,949
Nine Month Production Volume
     Production volume for the nine months ended September 30, 2008 totaled more than $16.5 billion on 525 transactions, representing a 54.6% decrease in production volume and a 46.5% decrease in the number of transactions when compared to the production volumes of approximately $36.3 billion on 981 transactions for the comparable period in 2007. The average transaction size for the nine months ended September 30, 2008 was approximately $31.4 million, representing a 15.1% decrease from the comparable figure of approximately $37.0 million in the first nine months of 2007.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Nine Months Ended September 30,
By Platform	2008		2007
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$10,165,152	380	$18,997,524	737
Investment Sales	4,724,554	94	15,430,895	166
Structured Finance	671,013	39	1,351,804	70
Note Sales & Note Sale Advisory	941,065	12	541,549	8

Total Transaction Volume	$16,501,784	525	$36,321,772	981

Average Transaction Size	$31,432		$37,025

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,943,000		$2,215,500
Loan Servicing Portfolio Balance	$24,344,099	2,046	$21,763,542	1,949

HFF, Inc. reports third quarter 2008 financial and production volume results

Business Comments
     HFF’s total employment was 490 as of September 30, 2008, which is a 6.1% net increase from the third quarter 2007 employment level of 462; however, total employment has remained essentially flat since the end of the first quarter 2008 when the Company had 487 employees.
     “Our third quarter and year-to-date results were clearly impacted by the continuing adverse and unprecedented conditions in the global capital markets which have seen a continuing increase in the level of write-offs and loan loss reserves by both domestic and international financial institutions as well as a global intervention by many world governments to support financial institutions in their respective countries. These conditions in the capital markets coupled with continued weakening in the global economy, especially at the consumer level, is now impacting other parts of the economy and will likely continue well into 2009 and possibly into 2010,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “We believe the Company is positioned and prepared to weather this continuing storm. We remain fully focused on our clients, our excellent relationships with our capital sources as well as our people to navigate through these uncharted waters,” said Mr. Pelusi.
     “We would like to express our appreciation to our clients who continued to show their confidence in our ability to perform value-added services for their commercial real estate and capital markets needs as well as to each of our associates who have consistently demonstrated their ability to quickly adapt to this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a Non-GAAP measure, EBITDA, which as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with Net Income, see the section of this press release titled “EBITDA Reconciliation.”

HFF, Inc. reports third quarter 2008 financial and production volume results

Earnings Conference Call
     The Company’s management will hold a conference call to discuss third quarter 2008 financial results on Friday, November 7th, at 8:30 a.m. Eastern Standard Time. To listen, participants should dial 800-591-6923 in the U.S and 617-614-4907 for international callers approximately 10 minutes prior to the start of the call and enter participant code 39919719. A replay will become available after 10:30 a.m. Eastern Standard Time on November 7th and will continue through December 5, 2008, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 42352940.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Friday, November 7th, beginning at 8:30 a.m. Eastern Standard Time. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF, Inc. reports third quarter 2008 financial and production volume results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, note sales and note sale advisory services and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) competitive pressures; (5) risks related to our organizational structure; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc. reports third quarter 2008 financial and production volume results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and restricted cash	$26,961	$44,109
Investments	9,998	–
Accounts receivable,net, receivable from affiliate and prepaids	11,034	6,742
Mortgage notes receivable	100,256	41,000
Property, plant and equipment, net	5,631	6,789
Deferred tax asset, net	124,225	131,752
Intangible assets, net	10,910	9,481
Other noncurrent assets	514	603

	$289,529	$240,476

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$100,256	$41,000
Accrued compensation, accounts payable and other current liabilities	11,754	17,379
Long-term debt (includes current portion)	165	189
Deferred rent credit and other liabilities	4,018	4,674
Payable under the tax receivable agreement (2)	108,287	117,406

Total liabilities	224,480	180,648
Minority interest	25,871	21,784
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 16,446,480 and 16,445,000 shares outstanding, respectively	164	164
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	–	–
Additional paid in capital	26,036	25,353
Accumulated other comprehensive income, net of taxes	21	–
Retained earnings	12,957	12,527

Total stockholders equity	39,178	38,044

	$289,529	$240,476

Notes
(1) The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statements of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
(2) The decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax

HFF, Inc. reports third quarter 2008 financial and production volume results receivable agreement. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset. In addition, during the third quarter 2008, HFF, Inc. made a payment of $5.3 million to Holdings under the tax receivable agreement.
(3) The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships is reflected as a minority interest in HFF, Inc.’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the reorganization transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,145,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods.
The table below sets forth the minority interest reported in the Company’s Consolidated Operating Results for the three and nine months ended September 30, 2008 and September 30, 2007:
Minority Interest Calculation
(dollars in thousands)

	Period	Period	Period	Three	Three	Three	Nine	Three	Three	Three	Nine
	1/1/07	1/31/07	2/22/07	months	months	months	months	months	months	months	months
	through	through	through	ended	ended	ended	ended	ended	ended	ended	ended
	1/30/07	2/21/07	3/31/07	3/31/07	6/30/07	9/30/07	9/30/07	3/31/08	6/30/08	9/30/08	9/30/08
Net income/(loss) from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$15,925	$45,550	$(177)	$5,265	$2,413	$7,501

Minority interest ownership percentage		61.14%	55.31%		55.31%	55.31%		55.31%	55.31%	55.31%	55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$8,808	$24,229	$(98)	$2,912	$1,335	$4,149

HFF, Inc. reports third quarter 2008 financial and production volume results

EBITDA Reconciliation
     The Company defines EBITDA as net income before interest expense, income taxes, depreciation and amortization and income reported to the minority interest holder. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. The Company finds it as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for HFF, Inc. for the three months and nine months ending September 30, 2008 and 2007:

HFF, Inc. reports third quarter 2008 financial and production volume results

EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months		For the Nine Months Ended
	Ended September 30,		September 30,
	2008	2007	2008	2007
Net income (a)	$325	$4,011	$430	$12,307
Add:
Interest expense	4	4	15	404
Income tax expense	369	2,947	4,833	7,839
Depreciation and amortization	1,111	993	2,587	2,891
Minority interest	1,335	8,808	4,149	24,229

EBITDA	$3,144	$16,763	$12,014	$47,670

Note:

(a)	The results of the three and nine months ended September 30, 2008, included a tax expense related to the effect of changes in the rates used to measure the deferred tax assets of approximately $0.3 million and $4.6 million, respectively. This additional tax expense resulted in a higher effective tax rate. This tax expense for the three and nine months ended September 30, 2008, was partially offset by a decrease of $0.3 million and $3.9 million, respectively, in the decrease in payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “income before income taxes and minority interest”).
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